EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-55234) pertaining to the Security Capital Corporation 2000 Long-Term Incentive Plan of our report dated June 10, 2005, with respect to the consolidated financial statements and schedule of Security Capital Corporation and subsidiaries as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Stamford, Connecticut
March 28, 2006